EXHIBIT 5.1

[CSX CORPORATION LETTERHEAD]

November 19, 2003

CSX Corporation

500 Water Street

Jacksonville, Florida 32202

Ladies and Gentlemen:

I am Senior Vice President—Law, General Counsel and Corporate Secretary of CSX Corporation (the “Company”) and am providing this opinion in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) relating to the 2002 Deferred Compensation Plan of CSX Corporation and Affiliated Companies (the “Plan”). The Registration Statement covers:

A.	Deferred Compensation Obligations (the “Deferred Compensation Obligations”) which consist of general unsecured obligations of the Company to (i) pay up to $30,000,000 of deferred compensation from time to time in the future in accordance with the terms of the Plan and (ii) deliver from time to time in the future shares of its Common Stock, par value $1.00 per share (“Common Stock”), issuable pursuant to equity compensation awards (granted under the CSX Corporation Omnibus Incentive Plan, 1990 Stock Award Plan, 1987 Long-Term Performance Stock Plan or other Company stock incentive plans) the delivery of which shares of Common Stock has been deferred at the election of the employee pursuant to the terms of the Plan; and

B.	23,000 shares of Company Common Stock (the “Plan Common Stock”) that may be delivered in accordance with the terms of the Plan.

In connection with the foregoing, I have made such legal and factual examinations and inquiries as I have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, I am of the opinion that, when issued in accordance with the terms and provisions of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors’ rights, and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. I do not admit by giving this consent that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ ELLEN M. FITZSIMMONS